Exhibit 99.2

Diamondback Energy Prices $500 Million Offering of 4.75% Senior Notes to Repurchase its Outstanding 7.625% Senior Notes Due 2021

MIDLAND, Texas, Oct. 20, 2016 (GLOBE NEWSWIRE) -- Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”) today announced that it has priced at par an offering of $500 million aggregate principal amount of its 4.75% Senior Notes due 2024 (the “Notes”). The Notes are being sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes will be issued under a new indenture and will rank equally with Diamondback’s other senior indebtedness. The Notes offering is expected to close on October 28, 2016, subject to customary closing conditions. Diamondback expects to use the net proceeds of the Notes offering (i) to repurchase all of its outstanding 7.625% Senior Notes due 2021 accepted for purchase in a proposed tender offer, to pay fees and expenses thereof and to redeem any of the 7.625% Senior Notes due 2021 that remain outstanding after completion of the tender offer and (ii) for general corporate purposes, which may include the funding of a portion of its capital development plans.

The Notes will be general unsecured senior obligations of Diamondback, will be guaranteed on a senior unsecured basis by certain of Diamondback’s subsidiaries and will pay interest semi-annually.

The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback’s activities are primarily focused on the horizontal exploitation of multiple intervals within the Wolfcamp, Spraberry, Clearfork, Bone Spring and Cline formations.

Forward Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transaction described above. Diamondback cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically,

Diamondback cannot assure you that the proposed transaction described above will be consummated on the terms Diamondback currently contemplates, if at all. Information concerning these and other factors can be found in Diamondback’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, Diamondback undertakes no obligation to update any forward-looking statement contained in this press release, even if Diamondback’s expectations or any related events, conditions or circumstances change. Diamondback is not responsible for any changes made to this release by wire or Internet services.

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com